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                                                                    EXHIBIT 99.4

                             BANCFIRST CORPORATION
                              101 NORTH BROADWAY
                                   SUITE 200
                         OKLAHOMA CITY, OKLAHOMA 73102

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                       TO BE HELD ON SEPTEMBER 24, 1998

     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (the "BancFirst Special Meeting") of BancFirst Corporation, an Oklahoma corporation ("BancFirst"), will be held on September 24, 1998, at 9:00 a.m., local time, at The Westin Hotel, One North Broadway, Oklahoma City, Oklahoma 73102, for the following purposes:

     1. Approval of Merger Agreement. To consider and vote upon a proposal to approve the Merger Agreement dated May 6, 1998 (the "Merger Agreement") by and between BancFirst and AmQuest Financial Corp., an Oklahoma corporation ("AmQuest"), pursuant to which, among other things, AmQuest will merge with and into BancFirst (the "Merger"). Upon consummation of the Merger, each outstanding share of AmQuest common stock, $1.67 par value per share, will be converted into the right to receive .7917 shares of BancFirst common stock, par value $1.00 per share ("BancFirst Common Stock"), subject to possible adjustment if the stockholders' equity of AmQuest is less than certain minimum levels specified in the Merger Agreement, in an exchange intended to be tax free except to the extent of any cash received in lieu of fractional shares or pursuant to the exercise of statutory dissenters' rights. Shares of BancFirst Common Stock outstanding immediately prior to the Merger will remain outstanding after the consummation of the Merger. A copy of the Merger Agreement is attached to the Joint Proxy Statement/Prospectus as Appendix A.

     2. Amendment of Certificate of Incorporation. To amend the Certificate of Incorporation of BancFirst to increase from 7,500,000 to 15,000,000 the number of shares of BancFirst Common Stock authorized to be issued by BancFirst, in order to have a sufficient number of shares of BancFirst Common Stock to effect the Merger and for other corporate purposes.

     3. Other Business. To consider and transact such other business as may properly be brought before the BancFirst Special Meeting and any adjournment or postponement thereof.

     The Board of Directors of BancFirst has fixed the close of business on July 31, 1998, as the record date for determination of stockholders entitled to notice of and to vote at the BancFirst Special Meeting or at any adjournments or postponements thereof.

     THE BOARD OF DIRECTORS OF BANCFIRST UNANIMOUSLY RECOMMENDS THAT ITS STOCKHOLDERS VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT AND "FOR" THE AMENDMENT OF THE CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF BANCFIRST COMMON STOCK TO 15,000,000.

     EACH STOCKHOLDER IS URGED TO COMPLETE AND RETURN PROMPTLY THE ACCOMPANYING PROXY WHETHER OR NOT HE OR SHE PLANS TO ATTEND THE BANCFIRST SPECIAL MEETING. The giving of such proxy does not affect a stockholder's right to vote in person in the event the stockholder attends the BancFirst Special Meeting.

                                    By Order of the Board of Directors


                                    Sam D. Ott,
                                    Secretary

Oklahoma City, Oklahoma
August   , 1998